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                                                                   EXHIBIT 10(u)

                                FIRST AMENDMENT
                                       OF
                             HELLER FINANCIAL, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                      ------------------------------------


     WHEREAS, Heller Financial, Inc. (the "Company") maintains the Heller Financial, Inc. Executive Deferred Compensation Plan (the "Plan") for a select group of its management and highly compensated employees; and

     WHEREAS, the Plan has previously been amended, most recently in the form of an amendment and restatement effective as of January 1, 1998, and the Company has determined that further amendment of the Plan is necessary and desirable;

     NOW, THEREFORE, in exercise of the power delegated to the Committee by
Section 7 of the Plan and delegated to the undersigned officer by resolution of the Committee, the Plan, as previously amended, is further amended in the following particulars:

     1. By substituting the following for Section 3.2 of the Plan, effective March 1, 1999:

          "3.2 Investment Elections and Income Crediting. As of the close of business on each day the New York Stock Exchange is open for business ('Valuation Date'), each Participant's Deferral Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Deferral Account would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant's Deferral Account been invested in the Investment Funds (as defined below) selected by the Participant in accordance with the Participant's investment elections.

          "The 'Investment Funds' will consist of two or more mutual funds or other group investment funds designated by the Committee, in its sole discretion, for Participants' investment elections. In addition, the Committee may establish an Investment Fund consisting of the Company's Class A common stock, par value $0.25 (the 'Company Stock Fund'). Income, gains, losses, expenses and distributions will be credited and charged in the manner dictated by each Investment Fund. The Company Stock Fund may use a unit valuation method of accounting. The Committee may, in its sole discretion, from time to time designate additional Investment Funds or terminate existing Investment Funds.

          "A Participant must make an investment election at the time of his or her initial Deferral Election. The investment election must designate the portion of the amounts deferred to be treated as invested in each available Investment Fund. As to elections effective on or after March 1, 1999, any investment election made by a Participant that directed or directs investment

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     into the Company Stock Fund will be irrevocable. A Participant may elect no later than 1 pm Central Standard Time on February 26, 1999 to move amounts already in the Company Stock Fund out of that Fund; any amounts not moved by that time will remain in the Company Stock Fund. A Participant's investment election will remain in effect for each deferral made after the election is effective, until the Participant files a change in investment election with the Committee (or its delegate). Except as described above with regard to amounts invested in the Company Stock Fund, a Participant may change his or her investment election as to amounts deferred following the change in investment election, as to the investment allocation of the Participant's existing Deferral Account, or as to both matters. A change in investment election must be filed with the Committee (or its delegate) in the form prescribed by the Committee and in the time and manner specified by the Committee. A Participant's initial investment election, or any change in investment election, will become effective in accordance with rules established by the Committee and applied uniformly to similarly situated Participants. The Company reserves the right to impose blackout periods during which no contributions or transfers may be made to, or, for transfers to be effective before March 1, 1999, from the Company Stock Fund."

     2. By deleting the phrase, "as of the most recent valuation completed prior to the date on which the balance of the Deferral Account is paid to the Participant" from the end of the second paragraph of Section 4.1 of the Plan, effective as of July 1, 1998.

     3. By adding the phrase, "as of a Valuation Date occurring" immediately before the phrase, "as soon as" in each place where the latter phrase occurs in Sections 4.1 and 4.2 of the Plan, effective July 1, 1998.

     4. By deleting the phrase, "Valuation Date coinciding with or next following the" in each place where it appears in Sections 4.1 and 4.2 of the Plan, effective as of July 1, 1998.

     5. By substituting the following for Section 4.5 of the Plan, effective March 1, 1999:

          "4.5 Form of Payment. Effective March 1, 1999, if a Participant has directed the investment of all or a part of his or her Deferral Account into the Company Stock Fund, then any payments to that Participant from that portion of his or her Deferral Account will be made in Company Stock. All other payments will be made in cash."

     6. By substituting the following for Section 4.6 of the Plan, effective March 1, 1999:

          "4.6 Unforeseeable Financial Emergency. If the Committee determines that a Participant has incurred an Unforeseeable Financial Emergency (as defined below), the Participant may withdraw the portion of

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     the balance of his or her Deferral Account that is needed to satisfy the
     Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved:

          (1)  through reimbursement or compensation by insurance or otherwise;
               or

          (2) by liquidation of the Participant's assets, to the extent liquidation of those assets would not itself cause severe financial hardship.

          "An 'Unforeseeable Financial Emergency' is a severe financial hardship to the Participant resulting from:

          (1) a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant;

          (2)  loss of the Participant's property due to casualty; or

          (3) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Committee.

          "Notwithstanding the foregoing, effective for withdrawals made on or after March 1, 1999, no portion of a Participant's Deferral Account for which the Participant has directed investment in the Company Stock Fund may be withdrawn under this Section 4.6 under any circumstances. A withdrawal on account of an Unforeseeable Financial Emergency will be paid in cash, as of a Valuation Date occurring as soon as possible after the date on which the Committee approves the withdrawal.

          "If a Participant is entitled to a withdrawal from the Plan on account of an Unforeseeable Financial Emergency and at the same time is entitled to a distribution on account of hardship from a 401(k) Plan (as defined in Section 2.2(j)), the Participant must withdraw his or her entire Deferral Account under the Plan on account of the Unforeseeable Financial Emergency before he or she may receive any distribution on account of hardship under the 401(k) Plan."

     7. By substituting the following for Section 4.7 of the Plan, effective March 1, 1999:

          "4.7 Withholding of Taxes. The Company will withhold any applicable Federal, state or local income tax from payments due under the Plan. The Company will also withhold Social Security taxes, including the Medicare portion of those taxes, and any other employment taxes necessary to comply with applicable laws. To the extent that a Participant's Deferral

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     Account does not contain sufficient cash to satisfy the applicable taxes, the Company will liquidate shares of Company Stock held for a Participant who directed the investment of all or a portion of his or her Deferral Account into the Company Stock Fund and use the obtained funds to satisfy the taxes."

     8. By substituting the following for Section 4.8 of the Plan, effective as of July 1, 1998:

          "4.8 Cashout of Account Balances. Notwithstanding any election by the Participant regarding the timing and manner of a payment of his Deferral Account, in the event of a Participant's Termination of Employment, (a) the Employer may elect to pay the Participant a lump sum distribution of the entire value of the Participant's Deferral Account if the value is less than one hundred thousand dollars ($100,000) determined as of the Valuation Date coinciding with or immediately following the Participant's termination of employment, and (b) the Compensation Committee may in its sole discretion elect to pay the Participant a lump sum distribution of the entire value of the Participant's Deferral Account."

     9.  By adding the following as new Section 5.9, immediately following
Section 5.8 of the Plan, effective March 1, 1999:

          "5.9 Voting Company Stock. Effective March 1, 1999, any Participant that has directed or directs the investment of any part of his or her Deferral Account into the Company Stock Fund will have the right to direct the voting of shares of Company Stock allocated to his or her Deferral Account. The Participant will direct the voting of shares allocated to his or her Deferral Account according to the procedures and deadlines established by the Committee."

     10. By substituting the following for Section 6.1 of the Plan, effective as of January 1, 1999:

          "6.1 Adoption of Plan. Any subsidiary or affiliate of the Company (including any domestic or foreign entity which is related to the Company by less than a 50% direct or indirect ownership interest by or in the Company) (an 'Employer') may, with the approval of the Committee and under such terms and conditions as the Committee may prescribe, adopt the corresponding portions of the Plan by resolution of its board of directors. The Committee will amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer, and the appearance of an Employer's name in Appendix A will be conclusive proof that the Committee has approved the Employer's adoption of the Plan. An adopting Employer has no authority to amend or terminate the Plan under Section 7."

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     11.  By substituting the following for Section 6.2 of the Plan, effective
March 1, 1999:

          "6.2 Withdrawal from the Plan by Employer. Any Employer has the right, at any time, upon the approval of and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election to withdraw. Upon receipt of such a notice, the Committee will direct that the portion of the Deferral Account of a Participant or Beneficiary attributable to amounts deferred while the Participant was an employee of the withdrawing Employer, plus any net earnings, gains and losses on those amounts, be distributed from the Trust in cash, and, effective for distributions made on or after March 1, 1999, to the extent invested in the Company Stock Fund, in shares of Company Stock. Distribution under the preceding sentence will be made at such time or times as the Committee, in its sole discretion, deems to be in the best interest of the withdrawing Employer's employees and their Beneficiaries. To the extent the amounts held in the Trust for the benefit of its Participants and Beneficiaries are not sufficient to satisfy the withdrawing Employer's obligation to its Participants and their Beneficiaries accrued on account of their employment with the withdrawing Employer, the amount remaining necessary to satisfy the obligation will be an obligation of the withdrawing Employer, and the Company will have no further obligation to the withdrawing Employer's Participants and Beneficiaries with respect to those amounts."

     12. By adding the following new Appendix A to the Plan, immediately at the end of the Plan, effective as of January 1, 1999:

                                  "Appendix A
                                   ----------
                               Adopting Employers
                               ------------------

     "The affiliates and subsidiaries of the Company listed below have adopted the Plan for their employees effective as of the dates indicated.

     "Adopting Employer                            Effective Date
      -----------------                            --------------

     Heller Financial Leasing, Inc.                January 1, 1999"

                          *            *            *

     IN WITNESS WHEREOF, on behalf of the Company and Committee, the undersigned officer has executed this amendment and consent this 2nd day of March, 1999.

                                    HELLER FINANCIAL, INC.

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                                    By: /s/ Nina B Eidell
                                       -------------------------
                                       Nina B. Eidell
                                       Executive Vice President
                                       Chief Human Resources Officer

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